UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Energy East Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENERGY EAST CORPORATION
Portland, Maine

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Energy East Corporation, which will be held on June 14, 2007, at 9:00 A.M. (Eastern Daylight Time) at the Citibank Auditorium, 12th Floor, 399 Park Avenue, New York, New York.

At the meeting we will report on our business and we will vote on the items set forth in the accompanying Notice of Annual Meeting of Stockholders, including the election of 11 directors.

Joseph J. Castiglia and Lois B. DeFleur will be retiring from the Board this June and are, therefore,  not included in our nominees for election this year. Mr.  Castiglia and Dr. DeFleur both joined the Board in 1995 and were instrumental in the Company’s transformation into a super-regional energy services and delivery company. We are very grateful for their leadership and many valuable contributions, and will miss their participation.

We are very pleased that Thomas B. Hogan, Jr., a former partner and chief operating officer of the Northeast Practice of Deloitte & Touche and Patricia M. Nazemetz, Vice President, Human Resources for Xerox Corporation are new nominees this year.

Stockholders of record have three ways to vote their shares by proxy: (a) by mail, (b) by telephone and (c) via the internet. To vote by telephone or via the internet, you should follow the instructions on the enclosed proxy form. To vote by mail, you should complete and return the enclosed proxy card in the envelope provided; the envelope requires no postage if mailed in the United States.

Yours sincerely,
Wesley W. von Schack
Chairman of the Board

ENERGY EAST CORPORATION
Portland, Maine

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 14, 2007

To the holders of common stock of
Energy East Corporation:

The Annual Meeting of Stockholders of Energy East Corporation will be held on June 14, 2007, at 9:00 A.M. (Eastern Daylight Time) at the Citibank Auditorium, 12th Floor, 399 Park Avenue, New York, New York.

The meeting is being held:

(1)         To elect 11 directors to serve for a term expiring at the 2008 Annual Meeting;

(2)         To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007;

and for the transaction of any other business properly brought before the meeting or any adjournment thereof.

Holders of record of common stock at the close of business on April 23, 2007, are entitled to notice of, and to vote at, the meeting. Stockholders are reminded that their shares cannot be voted unless they return a signed proxy card, they vote via the internet or by telephone, or they make other arrangements to have their shares represented at the meeting. You may revoke your proxy at any time before the vote is taken by voting again by telephone or via the Internet, by delivering to the Vice President-General Counsel of the Company a written revocation or a proxy with a later date or by oral revocation in person to any of the persons named on the enclosed proxy card at the Annual Meeting.

By Order of the Board of Directors,
Paul K. Connolly, Jr.
Vice President–General Counsel
Dated: April 25, 2007

Please mark, sign and date the enclosed proxy and return it in the envelope enclosed for your convenience or follow the instructions on the enclosed proxy form to vote by telephone or via the Internet.

ii

PROXY STATEMENT
Annual Meeting of Stockholders
To be held June 14, 2007

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Energy East Corporation (the Company), for use at the Company’s Annual Meeting of Stockholders to be held on June 14, 2007, at the Citibank Auditorium, 12th Floor, 399 Park Avenue, New York, New York. This proxy statement and the form of proxy will first be mailed to holders of common stock on or about May 2, 2007. The mailing address of the Company is 52 Farm View Drive, New Gloucester, Maine 04260.

Annual Report

An Annual Report to Stockholders for the year ended December 31, 2006, including the Company’s consolidated financial statements, has been mailed to all stockholders of record. The Annual Report is not a part of this proxy statement.

Outstanding Voting Securities

The close of business on April 23, 2007, has been fixed as the record date for determining the stockholders entitled to vote at the meeting. As of the record date, the Company had outstanding 158,031,822 shares of common stock and there were 29,258 stockholders of record. Holders of common stock have one vote per share for all purposes.

Your proxy represents the number of shares registered in your name as well as the number of whole shares credited to your account from dividends reinvested and optional cash payments under the Company’s Investor Services Program. If you participate in any of the Tax Deferred Savings Plans of New York State Electric & Gas Corporation, the Rochester Gas and Electric Corporation Savings Plus Plan, The Southern Connecticut Gas Company Target Plan, the Central Maine Power Company Savings and Investment Plans, the Connecticut Natural Gas Corporation Employee Savings Plans, The Berkshire Gas Company 401(k) Plans, the Energy East Management Corporation Tax Deferred Savings Plan or the Utility Shared Services Corporation Tax Deferred Savings Plan, your proxy constitutes an instruction for the trustees of such plans to vote the whole shares in your account in such plans in the manner specified on your proxy.

Corporate Governance

The Board of Directors has long considered best practices in corporate governance to be vitally important to the Company’s reputation and long-term performance, and to ensure that the Company’s management team remains accountable for the Company’s performance. In that regard, the Company maintains transparency in its financial disclosures and complies with the corporate governance listing standards of the New York Stock Exchange. The Company continues to be rated in the top 5% of Standard & Poor’s 400 companies for excellence in corporate governance by Institutional Shareholder Services.

The Board of Directors has adopted Corporate Governance Guidelines designed to ensure that it is providing effective and efficient governance. Under these guidelines, the non-management directors meet in executive session at least once each calendar quarter with no members of management present. In April 2006 the Company amended its Corporate Governance Guidelines to establish the position of Lead Director who will (i) preside at all meetings of stockholders and meetings of the Board at which the Chairman is not present, including executive sessions; (ii) set the agenda for executive sessions of the non-management directors; (iii) confer with the Chairman on the agenda for Board meetings; and (iv) serve as a liaison between the Chairman and the non-management directors. Joseph J. Castiglia was appointed Lead Director on June 8, 2006. The Board of Directors held 14 meetings in 2006 and the non-management directors met in executive session 4 times. Additionally one full Board meeting each year is dedicated to strategic planning matters.

The Company’s Code of Conduct demands the highest ethical standards in the conduct of the Company’s business and applies to directors and every employee of the Company including its principal executive, financial and accounting officers. In 2007, our Board adopted a formal written policy regarding approval of any related-party transactions. The Corporate Governance Guidelines, the Code of Conduct, the Related-Party Transactions Policy, as well as the charters of the Audit Committee, the Compensation and Management Succession Committee and the Nominating and Corporate Governance Committee are available on the Company’s Website: www.energyeast.com and are available in printed form upon request.

Correspondence to the Board as a whole, the non-management directors as a group, or to any individual director, should be sent to the Company’s Vice President-General Counsel at 52 Farm View Drive, New Gloucester, Maine 04260. Complaints regarding accounting, internal control over financial reporting or auditing matters are reported to the Company’s Compliance Officer. The Chairperson of the Audit Committee is immediately informed of any material accounting complaints and is periodically informed of all such complaints.

Director Independence

The Corporate Governance Guidelines provide that a substantial majority of the Board will meet the criteria for independence required by the New York Stock Exchange. Mr. von Schack, the Chief Executive Officer is the only non-independent director and does not serve on any of the Board’s committees. The Board has determined that Mr. Brandi, Mr. Cardis, Mr. Castiglia, Dr. DeFleur, Ms. Howard, Mr. Jagger, Mr. Kaplan, Mr. Lynch, Mr. Moynihan and Mr. Rich, and our new nominees Mr. Hogan and Ms. Nazemetz, are independent, taking into account all relevant facts and circumstances and the following standards(1) adopted by the Board in compliance with applicable New York Stock Exchange (NYSE) listing standards:

A director may not be deemed independent if:

•       the director is or was during the last three years, an employee of the Company or any of its subsidiaries;

•       an immediate family member of the director is, or was during the last three years, an executive officer of the Company or any of its subsidiaries;

(1)          For purposes of these standards: (a) an “immediate family member” means a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such director’s home; and (b) the term “executive officer” means a president, principal financial officer, principal accounting officer, vice president in charge of a principal business unit, division or function or any other officer or person who performs a policy-making function.

•       the director or an immediate family member of the director received during any 12 month period within the preceding three years, or anticipates receiving during any twelve-month period, more than $100,000 in direct compensation from the Company and its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way upon continued service;

•       (i) the director or an immediate family member of the director is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•       the director or any immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

•       the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that made during the last three fiscal years, or anticipates making payments to, or received during the last three fiscal years, or anticipates receiving payments from, the Company and its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

•       the director is an executive officer or an employee, or an immediate family member of the director is an executive officer, of a charitable organization to which the Company and its subsidiaries made during the preceding three years, or anticipates making, charitable contributions that in any single fiscal year of such organization exceed the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues;

•       the director is a partner, member, of counsel or holds a similar position with a firm that provided, or anticipates providing, legal, investment banking, accounting, consulting or similar advisory services to the Company or any of its subsidiaries and whose fees for such services are in excess of 5% of such firm’s gross revenues for its last complete fiscal year;

•       the director currently owns more than 3% of the Company’s common stock; or

•       the director is an executive officer, partner or owner of 10% or more of the equity interests of a company that is indebted to the Company and its subsidiaries in an amount in excess of the greater of $100,000, or 1% of the total consolidated assets of such other entity as of the end of such company’s last complete fiscal year.

Related-Party Transactions Policy

Because transactions with senior officers, directors or holders of a significant number of shares of the Company’s common stock present a heightened risk of conflicts of interest, our Board has adopted a written policy to ensure that such transactions, if any, are only made on terms that are fair and reasonable to the Company. The policy may be viewed at our Website: www.energyeast.com. The policy applies to certain transactions with the Company in which any of the following persons has, or will have, a direct or indirect interest: (i) any executive officer, director or director nominee of the Company; (ii) a shareholder beneficially owning in excess of five percent of the outstanding common stock of the Company; (iii) a person who is an immediate family member of the foregoing persons; or (iv) entities that are owned or controlled by the foregoing persons or in which they have a substantial ownership interest.

The Nominating and Corporate Governance Committee is responsible for reviewing and approving these transactions and it must find that a transaction is fair and reasonable to the Company before approving the transaction. The Chairperson of the Nominating and Corporate Governance Committee may approve certain related-party transactions, subject to ratification by the Nominating and Corporate Governance Committee at its next regularly scheduled meeting. No director who has an interest in a related party transaction may participate in any discussion or decisions on such transaction, other than to provide required information.

Voting Rights

In voting for Proposal 1 (the election of directors), you may vote in favor of all nominees or withhold your votes as to all or as to a specific nominee. The 11 nominees receiving the highest number of affirmative votes cast by holders of common stock entitled to vote shall be elected to serve as directors. As a result, votes that are withheld will not be counted and will have no effect on the vote in connection with the election of directors. In voting for Proposal 2 (ratification of independent registered public accounting firm) you may vote in favor of, or against, or may abstain from voting on such proposal. The vote required to approve Proposal 2 is the affirmative vote of a majority of the votes cast by holders of common stock entitled to vote. With respect to Proposal 2 abstentions will be voted neither “for” nor “against” and will have no effect on the vote in connection with such proposal.

Under the current rules of the New York Stock Exchange, member brokerage firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under the rules of the New York Stock Exchange. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. Member brokerage firms may vote on Proposals 1 and 2, which are each considered discretionary, if they have not received voting instructions from beneficial owners.

In determining whether a quorum is present, all duly executed proxies (including those marked “abstain” or “withhold”) will be counted. A proxy that does not include voting instructions from a beneficial owner or their broker will not be counted for purposes of determining whether a quorum is present.

PROPOSAL 1: ELECTION OF DIRECTORS
(Item 1 on proxy card)

Your Board of Directors consists of 11 directors elected annually at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders. Joseph J. Castiglia and Lois B. DeFleur will retire from the Board of Directors on June 14, 2007. Upon their retirement the number of directors on the Board will remain at 11.

The nominees for election at this Annual Meeting to serve as directors for a term expiring at the 2008 Annual Meeting of Stockholders and until their successors shall be elected and shall qualify are: James H. Brandi, John T. Cardis, Thomas B. Hogan, Jr., G. Jean Howard, David M. Jagger, Seth A. Kaplan, Ben E. Lynch, Peter J. Moynihan, Patricia M. Nazemetz, Walter G. Rich and Wesley W. von Schack.

Unless otherwise specified on a proxy, shares represented by proxies in the accompanying form received on behalf of the Board of Directors will be voted for the election of James H. Brandi, John T. Cardis, Thomas B. Hogan, Jr., G. Jean Howard, David M. Jagger, Seth A. Kaplan, Ben E. Lynch, Peter J. Moynihan, Patricia M. Nazemetz, Walter G. Rich and Wesley W. von Schack. While it is not anticipated that any of the nominees will be unable to qualify or accept office, if one or more should be unable to do so, the proxy holders reserve the right to vote for any substitute nominee or nominees designated by the Board of Directors.

All current directors were present at the 2006 Annual Meeting. All current directors attended 75% or more of the total number of meetings of the Board of Directors and the committees of the Board on which they served.

The following sets forth information for each nominee for election at the 2007 Annual Meeting.

James H. Brandi
Member of Hill Street Capital LLC, New York, NY from November 2005 to present; former Managing Director and Deputy Global Head of the Energy and Power Group of UBS Securities, LLC from 2000 to November 2005. Mr. Brandi, 58, is a director of Armstrong Land, LLC, Madisonville, KY; and a trustee of The Kenyon Review, Gambier, OH. Mr. Brandi has been a director of the Company since 2006. Mr. Brandi serves on the Company’s Compensation and Management Succession Committee and Corporate Responsibility Committee.

John T. Cardis
Former partner of Deloitte & Touche USA, LLP, New York, NY from June 1974 to May 2004; member of the executive committee of Deloitte & Touche from June 1986 to May 2004; member of Deloitte & Touche board of directors from September 1986 to August 1994. Mr. Cardis, 65, is a director of Edwards Lifesciences Corporation, Irvine, CA and Avery Dennison Corporation, Pasadena, CA; and Trustee of the St. John’s Medical Center, Jackson, WY. Mr. Cardis has been a director of the Company since 2005. Mr. Cardis serves on the Company’s Compensation and Management Succession Committee and Nominating and Corporate Governance Committee.

Thomas B. Hogan, Jr.(1)
Former partner of Deloitte & Touche USA, LLP, New York, NY from June 1978 to June 2006; Chief Operating Officer of the Northeast practice of Deloitte & Touche USA, LLP from June 2004 to June 2006. Mr. Hogan, 61, is a director and Chairperson of the Audit Committee of Pictometry Corporation, Rochester, NY and former director and former Chairperson of Junior Achievement of New Jersey, Princeton, New Jersey.

G. Jean Howard
Chief of Staff, Office of the Mayor, City of Rochester, NY. Trustee of: True North Preparatory Academy, Rochester, NY; McQuaid Jesuit High School, Rochester, NY; Pluta Cancer Center, Inc., Rochester, NY; and Greater Rochester Health Foundation, Rochester, NY; and a member of the Community Advisory Board, Key Bank Rochester, NY. Ms. Howard, 63, has been Chief of Staff, Office of the Mayor, City of Rochester, NY since January 2006. Prior to that time, she served as Executive Director of Wilson Commencement Park from 1990 to January 2006; Ms. Howard has been a director of the Company since 2002, and was a director of RGS Energy Group, Inc. prior to its merger with the Company. Ms. Howard serves on the Company’s Corporate Responsibility Committee and Nominating and Corporate Governance Committee.

David M. Jagger
President and Treasurer of Jagger Brothers, Inc., Springvale, ME. Director of Western Mountains Foundation, Carrabasset, ME; Trustee of Industrial Development Corporation, Sanford, ME. Mr. Jagger, 65, has been President and Treasurer of Jagger Brothers, Inc. since 1972 and has been a director of the Company since 2000. Mr. Jagger was Chairman of the Board of CMP Group, Inc. and Central Maine Power Company from 1996 to 2000. Mr. Jagger serves on the Company’s Audit Committee and Nominating and Corporate Governance Committee.

Seth A. Kaplan
Coadjutant member of the faculty at Rutgers University School of Law-Newark, Newark, NJ. Former Partner of Wachtell, Lipton, Rosen & Katz, New York, NY from 1989 to 2004. Mr. Kaplan, 51, has been a director of the Company since 2005. Mr. Kaplan serves on the Company’s Audit Committee and Nominating and Corporate Governance Committee.

Ben E. Lynch
President of Winchester Optical Company, Elmira, NY. Past Chairman of Arnot-Ogden Medical Center, Elmira, NY. Past president of Horseheads Board of Education, Horseheads, NY. Former Trustee of the Pennsylvania College of Optometry, Philadelphia, PA; and of the Optometric Center of New York Foundation, New York, NY. Mr. Lynch, 69, has been President of Winchester Optical Company since 1965, and has been a director of the Company (including its predecessor company) since 1987. Mr. Lynch serves on the Company’s Audit Committee (Chairperson) and Compensation and Management Succession Committee.

Peter J. Moynihan
Former Senior Vice President and Chief Investment Officer of UNUM Corporation, Portland, ME. Former Director of Maine Yankee Atomic Power Company, Wiscasset, ME. Mr. Moynihan was Senior Vice President and Chief Investment Officer of UNUM Corporation from 1987 until his retirement in 1999. Mr. Moynihan, 63, has been a director of the Company since 2000 and was a director of CMP Group, Inc. prior to its merger with the Company. Mr. Moynihan serves on the Company’s Audit Committee and Corporate Responsibility Committee.

Patricia M. Nazemetz(2)
Vice President, Human Resources for Xerox Corporation, Stamford, CT from 1999 to present; Ms. Nazemetz, 57, is a director of Catholic Health Services of Long Island, Rockville Center, NY, and TransforMED, Leawood, KS; and is a trustee of Fordham University, New York, NY.

Walter G. Rich
Chairman, President, Chief Executive Officer and a Director of Delaware Otsego Corporation, Cooperstown, NY, and its subsidiary, The New York, Susquehanna & Western Railway Corporation. Director of: Security Mutual Life Insurance Company of New York, Binghamton, NY; New York Business Development Corporation, Albany, NY; and Crucible Materials, Syracuse, NY. Mr. Rich is a member of the Franklin Industrial Advisory Council of the Syracuse University School of Management, Syracuse, NY; and the New York State Public Transportation Safety Board, Albany, NY. Mr. Rich, 61, has been a director of the Company (including its predecessor company) since 1997. Mr. Rich serves on the Company’s Corporate Responsibility Committee (Chairperson) and Compensation and Management Succession Committee.

Wesley W. von Schack
Chairman, President & Chief Executive Officer of the Company, Portland, ME. Director of: Mellon Financial Corporation and Mellon Bank, N.A., Pittsburgh, PA; Teledyne Technologies, Inc., Thousand Oaks, CA; Trustee of the American Gas Association Foundation, Washington, D.C.; Director of: Associated Electric & Gas Insurance Services Limited, East Rutherford, NJ; and The Gettysburg Foundation, Washington, D.C. Mr. von Schack, 62, has been Chairman, President, Chief Executive Officer and a director of the Company (including its predecessor company) since 1996.

(1)          The Company paid fees to Deloitte & Touche USA, LLP of $547,117 in 2006 for various tax and other non-audit services.

(2)          The Company paid fees to Xerox Corporation of $466,632 in 2006 for the lease and maintenance of equipment.

Committees

The Board of Directors has an Audit Committee, a Compensation and Management Succession Committee, a Corporate Responsibility Committee and a Nominating and Corporate Governance Committee.

Audit Committee   The Audit Committee members are Messrs. Lynch (its Chairperson) Castiglia, Jagger, Kaplan and Moynihan. Each member of the Audit Committee is financially literate and meets the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission. Each member of the Committee also possesses accounting or financial management expertise as defined by the New York Stock Exchange. The Board of Directors has determined that Messrs. Lynch, Castiglia and Moynihan are “audit committee financial experts” as defined under the rules of the Securities and Exchange Commission. Messrs. Lynch and Castiglia are or have been chief executive officers, Mr. Moynihan was a chief investment officer, and Mr. Castiglia is a retired certified public accountant. The Committee held 5 meetings in 2006 and Committee members met in executive session without management 5 times. In months where the Audit Committee does not meet it receives updates from the Chief Accounting Officer. The Committee annually evaluates its performance.

Compensation and Management Succession Committee   The Compensation and Management Succession Committee members are Messrs. Castiglia (its Chairperson) Brandi, Cardis, Lynch, and Rich, each of whom is independent in accordance with the requirements of the New York Stock Exchange. The Committee held 6 meetings in 2006 and Committee members met in executive session without management once. The Committee annually evaluates its performance.

The Board of Directors has delegated to the Company’s Compensation and Management Succession Committee responsibility for the development, oversight and administration of all components of the Company’s compensation program. The Committee recommends to the independent directors the compensation and benefits for the Company’s Chief Executive Officer (CEO) and recommends to the full Board the compensation and benefits for the other executive officers. The Committee makes awards under the Company’s equity-based plans. The Committee regularly reviews compensation practices and policies and evaluates the named executive officers’ performance on an individual basis. The Committee also recommends to the full Board compensation for directors.

The Compensation and Management Succession Committee conducts a formal CEO appraisal process annually, with input from other Board members. The CEO’s compensation reflects the Committee’s evaluation measured against the following criteria: (i) short-term and long-term strategy; (ii) financial and operating performance; (iii) management development; and (iv) executive, Board and governance leadership. In establishing compensation, the Committee also considers the CEO’s leadership in positioning the Company to meet the significant operational and regulatory challenges of today’s changing and dynamic energy industry.

The CEO annually reviews the performance of each named executive officer with the Committee. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Board. The CEO and Chief Administrative Officer report to the Committee on the implementation of compensation plans and programs.

The Committee may form, and delegate authority to, subcommittees when appropriate. It did not do so in 2006.

For the 2006 fiscal year, the Committee retained Towers Perrin as its outside compensation consultant. The role of the consultant is to serve the Company and work for the Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The nature and scope of services rendered by Towers Perrin on the Committee’s behalf are described below:

•       Assist the Committee in decision making with respect to executive compensation, helping to ensure that the Committee’s actions are consistent with the Company’s business needs, pay philosophy, prevailing market practices, and relevant legal and regulatory mandates.

•       Provide market data as background against which the Committee can consider CEO and other executive officers base salary, bonus, and long-term incentive awards each year.

•       Advise the Committee on how best to interpret and apply data in making compensation decisions with respect to Company management while continuing to represent shareholders’ interests.

•       Provide ongoing support to management and the Committee on the latest regulatory, legal, and/or accounting considerations affecting compensation and benefit programs.

•       Assist with the assessment and redesign of any compensation or benefit programs, if desired or needed.

•       Assist the Committee with general and specific issues relating to executive talent management, as well as management transitions that occur from time to time.

•       Apprise the Committee about best practices with regard to director compensation.

The Committee did not direct Towers Perrin to perform the above services in any particular manner or under any particular method. The Committee has the final authority to hire and terminate the consultant, and the Committee evaluates the consultant periodically.

Effective March 1, 2007, the Committee retained Hewitt Associates to act as independent advisor to the Committee on executive compensation.

The Committee may use its discretion regarding each of the Company’s pay programs, but does so only in unusual circumstances that could not have been anticipated when goals were established.

Corporate Responsibility Committee   The Corporate Responsibility Committee members are Mr. Rich (its Chairperson) Mr. Brandi, Dr. DeFleur, Ms. Howard and Mr. Moynihan. Each member of the Corporate Responsibility Committee is independent. The Committee had 3 meetings in 2006. The Committee, among other things, makes recommendations and monitors the Company’s performance with respect to the Company’s operations, including customer service, customer satisfaction and environmental matters, and matters dealing with affirmative action, consumer and community relations, equal employment practices, diversity initiatives and charitable contributions.

Nominating and Corporate Governance Committee   The Nominating and Corporate Governance Committee members are Dr. DeFleur (its Chairperson) Mr. Cardis, Ms. Howard, Mr. Jagger and Mr. Kaplan, each of whom is independent in accordance with the requirements of the New York Stock Exchange. The Committee had 4 meetings in 2006. The Nominating and Corporate Governance Committee is responsible for recommending to the Board the slate of persons to be nominated to the Board, appointment of directors as members of committees of the Board, and candidates to fill vacancies on the Board of Directors. The Committee is also responsible for overseeing an annual evaluation of the Board of Directors and annually evaluating its own performance. The Committee also makes recommendations to the Board of Directors regarding corporate governance guidelines.

The Committee works with an independent executive search firm to help identify, screen and recruit qualified director candidates. This year, a non-management director recommended Mr. Hogan and both he and Ms. Nazemetz were recommended by an executive search firm. Both nominees were recommended to the Board by the Committee.

Stockholders wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee should submit to the Company’s Vice President–General Counsel a notarized notice with the name, a statement of qualifications and the written consent of any candidate. Recommendations will be brought to the attention of the Nominating and Corporate Governance Committee for consideration. Stockholder recommendations will be given equal consideration with, and using the same criteria as, recommendations made by management, the Board or any outside search firm retained by the Nominating and Corporate Governance Committee. The criteria for evaluating director nominees are:

•       The proportion of the Board of Directors who meet the criteria for independence required by the New York Stock Exchange.

•       A candidate’s proven record of leadership and experience in the candidate’s field.

•       A candidate’s broad understanding of business, financial affairs, and the complexities of a business organization.

•       A candidate’s ability to work with other directors and executives of a corporation in accomplishing a corporation’s objectives and representing stockholders.

•       A candidate’s ability to devote sufficient time to effectively administer the Company’s business affairs.

•       A candidate’s educational background and expertise in a special area significant to the Company’s operations.

•       The diversity of the Board of Directors.

•       A candidate’s strength of character (i.e., honesty, integrity), independence of opinion and sound business judgment.

•       A candidate’s history of community involvement and awareness of responsibilities related to employees, customers, and civic and social issues.

•       A candidate’s potential for a conflict of interest. A director nominee should have no material interests that are materially adverse to, or in conflict with, the Company’s interests.

•       Legal considerations regarding a candidate’s potential interlocking directorates.

Report of Audit Committee

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent accountant engaged to audit the Company’s financial statements and the effectiveness of its internal control over financial reporting, and reviews with the independent accountant the audit plan and results of the audits. Each engagement of the independent accountant to perform audit or non-audit services is subject to pre-approval by the Audit Committee, as set forth in the Audit Committee Charter. The Audit Committee meets with the independent accountant, internal auditor and management to discuss the adequacy of the Company’s internal control over financial reporting, the annual and quarterly financial reporting process, and major risk exposures and steps that management has taken to monitor and control such exposures. It also meets with the internal auditor to discuss the results of completed internal audits and oversees the Company’s Corporate Compliance Program.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountant. The Audit Committee discussed with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee received the letter from the independent accountant required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent accountant its independence from the Company and its management.

In reliance on the reviews and discussions referred to in the prior paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Audit Committee

Ben E. Lynch, Chairperson
Joseph J. Castiglia	David M. Jagger
Seth A. Kaplan	Peter J. Moynihan

Report of Compensation and Management Succession Committee

The Committee has reviewed and discussed the Compensation Discussion and Analysis beginning on page 14 with management. Based upon such review, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2007 Proxy Statement.

Compensation and Management Succession Committee

Joseph J. Castiglia, Chairperson
James H. Brandi	John T. Cardis
Ben E. Lynch	Walter G. Rich

Security Ownership of Certain Beneficial Owners and Management

The following table indicates the amount and percentage of the Company’s common stock beneficially owned by each person known to the Company to be the owner of more than 5% of the Company’s common stock.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class
Barclays Global Investors NA(1) 45 Fremont St. 17th Floor San Francisco, CA 94105	9,943,363	6.73%

(1)          Based on Schedule 13G prepared by Barclays Global Investors NA, on behalf of beneficiaries of various trust accounts held by Barclays Global Investors, NA, Barclays Global Fund Advisors and other members of the same group with respect to the beneficial ownership of the Company’s common stock, filed with the Securities and Exchange Commission for the period ended December 31, 2006. The shares were acquired and are held in the ordinary course of business and not for the purpose of changing or influencing control of the Company. Barclays Global Investors NA reported sole dispositive power with respect to all of the shares and sole voting power with respect to 9,229,692 shares.

The following table indicates the number of shares of common stock beneficially owned as of April 1, 2007: (i) by each director and nominee, (ii) by each of the executive officers named in the Summary Compensation Table included elsewhere herein, and (iii) by the 21 current directors and executive officers as a group, together with the percent of the outstanding securities so owned. None of the shares beneficially owned have been pledged.

Name of Beneficial Owner	Common Stock		Options Currently Exercisable or Excerisable within 60 Days of April 2007	Total Stock and Stock Based Holdings	Percent of Class
James H. Brandi	2,500		0	2,500	(4)
John T. Cardis	2,000		0	2,000	(4)
Joseph J. Castiglia	10,000		0	10,000	(4)
Paul K. Connolly, Jr.	19,225		44,332	63,557	(4)
Lois B. DeFleur	3,322		0	3,322	(4)
Thomas B. Hogan, Jr.	0		0	0	(4)
G. Jean Howard	2,759		0	2,759	(4)
David M. Jagger	3,000		0	3,000	(4)
Seth A. Kaplan	2,000		0	2,000	(4)
Robert D. Kump	50,422	(1)	134,295	184,717	(4)
Ben E. Lynch	3,026	(2)	0	3,026	(4)
F. Michael McClain	43,311		30,962	74,273	(4)
Peter J. Moynihan	4,000		0	4,000	(4)
Patricia M. Nazemetz	0		0	0	(4)
Walter G. Rich	2,000		0	2,000	(4)
Robert E. Rude	53,966	(3)	90,296	144,262	(4)
Wesley W. von Schack	550,960		1,150,645	1,701,605	(4)
21 current directors and executive officers as a group	940,264		1,611,648	2,554,412	1.63%

(1)          Includes 3,704 shares held jointly and over which Mr. Kump shares voting and investment power with his spouse, 28 and 21 shares held by Mr. Kump’s daughter and son, respectively, to which he expressly disclaims beneficial ownership, and 672 shares held by Mr. Kump’s mother which he serves as power of attorney to which he expressly disclaims beneficial ownership.

(2)          Includes 720 shares held by Mr. Lynch’s spouse to which he expressly disclaims beneficial ownership.

(3)          Includes 4,416 shares held jointly and over which Mr. Rude shares voting and investment power with his spouse and 36 shares held by Mr. Rude’s spouse to which he expressly disclaims beneficial ownership.

(4)          Less than 1.0% of the outstanding common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons holding ten percent or more of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Such reporting persons are also required to provide the Company with copies of all Section 16(a) forms they file. SEC regulations specify due dates for these reports. Based solely on its review of the copies of the reports received by it and certain written representations from certain reporting persons, the Company believes that during 2006 all filing requirements were satisfied by its directors and executive officers.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation policies, objectives and decisions. For a full understanding of the information presented, you should read and consider the following narrative discussion, together with the information in the tables below and the specific discussions that accompany the tables, as well as the Report of the Compensation and Management Succession Committee and the description of the role of our Compensation and Management Succession Committee included in this Proxy Statement.

Guiding Principles and Policies

The Company’s executive compensation program has two primary objectives:

•       To attract and retain talented senior executives.

•       To motivate senior executives by rewarding them for outstanding corporate and individual performance.

The Company adheres to the following fundamental principles as the basis for its executive compensation program:

•       Executive compensation should be determined by a Committee composed entirely of independent directors having sufficient resources to do its job, including access to independent, qualified experts.

•       Executive compensation should be closely aligned with both short-term and long-term shareholder interests.

•       Executive compensation should appropriately reflect an individual’s contribution to the achievement of corporate goals and objectives and as a result a significant component of compensation should be at risk.

•       Executive compensation should take into consideration the quality of customer service and operational excellence delivered by the business units or functions for which the executive is responsible.

•       Executives should be required to build and maintain significant equity investments in the Company.

Overview of Executive Compensation Components

The Company’s compensation programs for its named executive officers consist of the components set forth in the table below.

Pay Element	Description	Why the Element Is Used
Base Salary	Pay for skill and experience.	Required for market competitiveness.
Short-Term Incentives
Annual Executive Incentive Plan	Annual rewards for achievement of superior performance with respect to critical annual business and customer service goals.	Market competitive practice. Focuses named executive officers on annual goals that link them to Company performance and customer service.
Long-Term Incentives
Stock Options/ Tandem Stock Appreciation Rights (SARs)	Long-term compensation linked to Company stock price appreciation.	Equity grants provide a competitive long-term incentive to employees in direct alignment with shareholder interests.
Options and SARs link award to stock appreciation, limiting compensation to only the increase in share value.
Performance-Accelerated Restricted Stock	Long-term compensation linked to Company stock price performance.	The use of performance-accelerated restricted stock not only aligns executives with shareholders, but also serves as an effective retention device.
Benefits
Retirement Benefits

Named executive officers participate in a 401(k) tax-qualified retirement savings plan as well as qualified and non-qualified defined benefit retirement plans. Included in the nonqualified benefits for all named executive officers is a Supplemental Executive Retirement Plan, or SERP. An explanation of benefits under each of the retirement plans is included in the narratives for the Pension Benefits Table.

Part of the Company’s broad-based employee pay program.

Market competitive practice.

The SERP benefit delivers an important value to the named executive officers, and is a significant element in the Company’s ability to deliver a market competitive total compensation package.

Pay Element	Description	Why the Element Is Used
Welfare Benefits

Executives participate in employee health and welfare benefit plans available to all employees of the Company, including medical, dental, vision, flexible spending accounts, life insurance, and/or disability plans.

Part of the Company’s broad-based employee pay program. Market competitive practice.
Deferred Compensation Plan

Named executive officers are eligible to participate in a non-qualified deferred compensation plan available to certain employees eligible for the Annual Executive Incentive Plan. None of the named executive officers participate in this program.

The plan is a cost-effective method of providing additional cash flow to the Company and offers a market competitive benefit to executives.
Employees’ Stock Purchase Plan

Named executive officers participate in the Employees’ Stock Purchase Plan, generally available to all employees, that provides a Company match of 10% for employee contributions to purchase shares of Company stock.

This plan is intended to promote broad-based employee ownership in the Company and aligns employee interests with shareholder interests.
Perquisites
Additional Benefits and Perquisites	Certain executive officers receive: Financial planning services. Membership fees.	These benefits are designed to encourage continuity in executive leadership and remain market competitive.

Post-Termination	Some named executive officers have severance agreements providing post-termination compensation. Some named executive officers also have change-in-control agreements.

Market competitive practice.

Employment agreements assist in attracting the executives to positions and retaining them.

Severance and change-in-control agreements provide continuity of management in the event of an actual or threatened change-in-control of the Company.

Additional Information Regarding Compensation Program Design

Compensation Benchmarking with Peer Companies

The Committee collects and analyzes compensation market data annually. Compensation of the named executive officers is compared to survey data of comparable positions at companies in both the energy industry and general industry.  Energy industry market data is derived using size-adjusted data from Towers Perrin’s Energy Industry Executive Compensation Database, which contains compensation information from nearly 100 energy and utility companies. General industry market data is derived using size-adjusted data from Towers Perrin’s Executive Compensation Database, which contains compensation information from 820 companies.

The Committee targets median levels for total compensation as well as for base pay, short-term and long-term incentives. Ultimately, the independent members of the Board, acting on the Committee’s recommendation, have the final decision in determining the appropriate compensation amounts to retain, motivate, and reward the CEO and other named executive officers.

Base Salary

The Compensation and Management Succession Committee recommends to the Board the base salaries of the named executive officers in accordance with the general philosophy described above, comparing the named executive officers’ current levels with those at the median of the market. Base salaries are evaluated annually however, adjustments are made as necessary–generally less frequently than on an annual basis. In addition to market competitiveness, the Committee also considers a number of quantitative and qualitative factors, including: (i) our overall financial and operational achievements, as well as the performance of the business or function for which the individual is responsible; (ii) the individual’s experience and responsibilities; (iii) the individual’s effectiveness in performing those responsibilities; (iv) the individual’s role in leading or helping implement our short-term and long-term strategies; and (v) the market for individuals with the relevant skills, experience and expertise. As requested by the Committee, the CEO provides input for the base salaries for all named executive officers other than himself.

Annual Executive Incentive Plan

The Annual Executive Incentive Plan, AEIP or the plan, directly ties compensation to specific company financial goals, as well as individual performance objectives. Individual performance objectives are identified by the Committee as a means of promoting the fundamental compensation principles outlined above (including rewarding customer service and operational excellence) and are consistent with objectives generally used in short-term incentive plans in the utility industry. The awards under the plan are determined through a two-step process: achievement of individual performance goals and the attainment of corporate earnings goals.

At the beginning of the year, the Committee recommends to the Board an earnings threshold and maximum earnings range for the administration of the AEIP. If the threshold is not achieved, awards are not made under the Plan (irrespective of the named executive officer’s individual performance). At the same time, the Board approves individual performance objectives for each of the named executive officers. Each named executive officer has several individual performance objectives, for example: pre-determined corporate and business area financial targets, completion of critical business projects, energy delivery and reliability, customer satisfaction, operating plan execution, workforce diversity, employee safety, and succession planning. Each objective is assigned a weighting (percentage) that is multiplied times base salary if the threshold corporate earnings goal is attained. Assigned weightings are increased up to two times if the maximum earnings goal is attained or exceeded. Objectives more critical to the business are given more significant weight than other objectives. The CEO’s performance is evaluated differently than the other named executive officers. The CEO’s incentive award is based on the average performance of those executives that report to him compared to their objectives. As requested by the Committee, the CEO and Chief Administrative Officer provide input for these performance objectives for all named executive officers.

In 2006, the named executive officers had the following range of potential payouts, as a percentage of base salary, based upon achievement of individual performance objectives and attainment of corporate earnings goals: Mr. von Schack–threshold met 0-100%, maximum achieved 0-200%; Mr. Rude–threshold met 0-55%, maximum achieved 0-110%; Messrs. Connolly, Kump and McClain–threshold met 0-45%, maximum achieved 0-90%. These percentages are determined based on market-competitiveness and comparison of the individual named executive officers’ roles and responsibilities.

The following is an example of how the AEIP is calculated, assuming: (i) a named executive officer had a total AEIP opportunity of 45% at threshold to 90% at maximum, (ii) the executive achieved all of his individual performance objectives, (iii) the threshold earnings goal set by the Committee was $X/share, (iv) the maximum earnings goal set by the Committee was $Z/share, and (v) the actual earnings were $Y/share (Y being the midpoint between X and Z); the named executive officer would receive an AEIP award of 67.5% of base salary.

Long-Term Incentive Program

The Company’s long-term incentive program consists of stock options and performance-accelerated restricted stock. The Committee establishes guidelines for long-term incentive awards for each level of management and in setting the guidelines, it considers an individual’s organizational position, historical performance, prior awards, current performance and potential future contribution to the Company. As requested by the Committee, the CEO and Chief Administrative Officer provide input for these guidelines for all named executive officers.

The Committee grants named executive officers approximately 10% stock options/tandem SARs and 90% performance-accelerated restricted stock, based on value. The Committee’s long-term awards emphasize performance-accelerated restricted shares rather than stock options/tandem SARs because the Company’s stock price has been relatively stable with a significant portion of shareholder value being attributable to dividends.

We only issue SARs in tandem with stock options, although they may be issued on a free-standing basis. Tandem SARs represent the holder’s right to receive an amount equal to the excess of the fair market value of a share of the Company’s common stock (determined on the date of the exercise of the SAR) over the exercise price of the related option. In accordance with the terms of the Stock Option Plan the exercise price is set at the closing price of the common stock on the date prior to the date of grant. The Stock Option Plan provides for the award of shares of the Company’s common stock to individuals, subject to restrictions on transfer, including those imposed by the Securities Act and the Exchange Act, and such other restrictions as the Committee may impose. An individual may not receive awards covering more than 400,000 shares of common stock in any one calendar year. Options must be exercised within ten years of the date of grant or they are forfeited. Stock options/SARs vest within two years; with one-third vesting immediately at grant, a second third vesting on the first day of the year following their grant, and the final third vesting a year later.

Recipients of performance-accelerated restricted stock under the Restricted Stock Plan are entitled to receive the cash equivalent of any dividends declared thereon and to vote the shares.

The Committee has the flexibility under the Stock Option Plan and the Restricted Stock Plan to accelerate vesting of awarded shares.

2006 Compensation

Base Salary.   The Compensation and Management Succession Committee determines the base salaries of the named executives in accordance with the general compensation philosophy described above and typically reviews base salaries on an annual basis. In recommending any increase, the Committee considers general industry and peer industry compensation information and the named executive officer’s individual performance and prior salary increases. In 2006 there were no adjustments to base salary for any of the named executive officers, and their base salaries were below the market median.

Annual Executive Incentive Plan.   The Compensation and Management Succession Committee set the 2006 AEIP objectives to be challenging and require significant individual and Company achievement to be accomplished. Over the past six years, on average, the Company has achieved threshold earnings 100% of the time and maximum earnings approximately 17% of the time. On average over the last six years, an executive officer has been awarded approximately 76.8% of his maximum incentive opportunity. The degree of difficulty in achieving the 2006 objectives was expected to be similar to that of objectives in prior years. Overall payouts pursuant to the AEIP for 2006 were lower than previous years due to the non-attainment of certain operating plan objectives, which will reduce the Company’s future earnings, and lower than expected earnings at several utilities in 2006. In 2006, the Company achieved earnings 10% above the threshold but 68% of the maximum award level. The named executive officers had the following individual performance objectives, achievement levels and AEIP awards for 2006:

Mr. von Schack:   Based upon the performance of his direct reports, he achieved 62% of his performance objective and received an AEIP bonus of 103% of base salary.

Mr. Rude:   Satisfactory operating plan execution; achievement of pre-determined corporate and business area financial targets; and succession planning. Mr. Rude achieved 53% of his individual performance objectives established by the Committee and received and AEIP bonus of 49% of base salary.

Mr. Connolly:   Satisfactory operating plan execution; achievement of pre-determined corporate and business area financial targets; successful Sarbanes-Oxley 404 compliance; and certain critical corporate projects. Mr. Connolly achieved 44% of his individual performance objectives established by the Committee and received an AEIP bonus of 34% of base salary.

Mr. Kump:   Development of growth opportunities; achievement of pre-determined corporate and business area financial targets; satisfactory operating plan execution; successful Sarbanes-Oxley 404  compliance; achievement of business area affirmative action goals; and succession planning. Mr. Kump achieved 64% of his individual performance objectives established by the Committee and received an AEIP bonus of 49% of base salary.

Mr. McClain:   Successful information technology infrastructure replacement; achievement of certain information technology performance standards; achievement of pre-determined corporate and business area financial targets; achievement of business area affirmative action goals; development of growth opportunities; and succession planning. Mr. McClain achieved 82% of his individual performance objectives established by the Committee and received an AEIP bonus of 62% of base salary.

In calculating awards under the AEIP, the Committee eliminated from earnings a one-time charge of five cents per share for the recognition of unamortized expense resulting from the redemption of junior subordinated debt and associated trust preferred securities. This elimination did not affect the satisfaction of the earnings threshold.

Long-Term Incentive Plan.   In 2006 the named executive officers received the following stock options/tandem SARs under the Stock Option Plan: Mr. von Schack 75,000; Mr. Rude 15,000; Mr. Connolly 11,000; Mr. Kump 11,000; and Mr. McClain 11,000. Mr. Connolly received an additional grant of 50,000 stock options/tandem SARs as a signing bonus conditioned on his commencement of employment with the company on January 1, 2006.

In 2006 the named executive officers received the following performance-accelerated restricted stock awards under the Restricted Stock Plan; Mr. von Schack 89,100 shares; Mr. Rude 15,000 shares;  Mr. Connolly 9,500 shares; Mr. Kump 9,500 shares; and  Mr. McClain 9,500 shares. Mr. von Schack received additional shares of performance accelerated restricted stock under the terms of his employment agreement (this award is described in the Grants of Plan-Based Awards Table).

Pursuant to the Energy East Restricted Stock Plan, participants, including each named executive officer, were granted restricted stock awards in 2006. The Stock vests on January 1, 2012, subject to early vesting as follows: (i) one half of each grant vests on the day following any December 31st on which the total shareholder return (stock price appreciation, dividends and any other shareholder distributions) from the date of grant is at least equal to 25%, and (ii) the remaining half vests on the day following any December 31st on which the total shareholder return from the date of grant is at least equal to 50%. Dividends on restricted stock are paid as compensation prior to vesting and are paid after vesting in a manner consistent with all dividends on non-restricted Energy East common stock. All assumptions made in the valuation of awards of stock and options were made in accordance with FAS 123R and such assumptions are discussed in footnote 12 to the Company’s audited financial statements for 2006 included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006.

Long-term incentives are at risk for two reasons. First multi-year vesting schedules require continued service before awards are earned—if an executive leaves or is terminated for cause, awards are forfeited. Second, in the case of stock options, no value is delivered to executives unless Energy East’s stock price increases after the date of grant. The following table illustrates the allocation percentage of total direct compensation among salary, short-term and long-term incentive compensation for the named executive officers (additional detail regarding the compensation paid to these individuals in 2006 is contained in the Summary Compensation Table).

		At Risk Incentive Compensation
	Salary	Short-Term	Long-Term	Total
Wesley W. von Schack	19%	19%	62%	100%
Robert E. Rude	33%	16%	51%	100%
Paul K. Connolly, Jr.	29%	26%	45%	100%
Robert D. Kump	39%	19%	42%	100%
F. Michael McClain	38%	24%	38%	100%

Pension Plans

The named executive officers are eligible to receive benefits under qualified and nonqualified retirement plans. The nonqualified plans include: (i) a plan designed to restore benefits that would have been paid to the named executive officer if certain Federal tax limitations were not in effect–the ERISA Excess Plan, and (ii) a Supplemental Executive Retirement Plan or SERP, which provides eligible employees with a total retirement benefit (including benefits under all Company plans and Social Security based on age and/or years of service) of up to 75% of the average of their highest three consecutive years of eligible compensation within the last five years of employment. A detailed description of each of the retirement plans is located in the narrative to the Pension Benefits Table.

Stock Ownership Guidelines

Named executive officers must maintain a prescribed level of ownership in the Company to closely align their interests with those of shareholders and demonstrate their confidence in the Company, including their long-term commitment to it. All stock holdings count toward this requirement, including both vested and unvested restricted stock grants; options do not count toward the ownership requirement. The named executive officers’ stock ownership guidelines as a multiple of base salary is as follows: Mr. von Schack 5x; Mr. Rude 3x; Mr. Connolly 2x; Mr. Kump 2x; and Mr. McClain 2x. Named executive officers have until the later of 2008, or five years after becoming a senior executive, in which to satisfy these guidelines. The Committee oversees compliance with this policy. Considering the time frames described above, in 2006 all named executive officers were in compliance with the stock ownership guidelines.

Employment Agreements

The Company has entered into employment agreements with the following named executive officers, (certain details of the agreements are set forth in the relevant compensation tables and the related notes and narratives included below).

Agreement with the Chief Executive Officer

Mr. von Schack has an agreement with a term ending on June 30, 2007 that provides for automatic one-year extensions unless either party to the agreement gives notice that such agreement is not to be extended. This agreement provides a minimum base salary, long-term incentive grants, and a SERP benefit. The details of the long-term incentive grant provisions are discussed in the Outstanding Equity Awards Table narrative, and the SERP benefit is discussed in the narrative to the Pension Benefits Table. The agreement was entered into in order to encourage continuity of Mr. von Schack’s employment, provide incentives to transform the Company, and to remain market competitive.

Agreement with the Chief Integration Officer

Mr. McClain has an agreement with a three-year term that is automatically extended each month unless either party gives written notice that the agreement is not to be extended. This agreement provides a minimum base salary, SERP benefit, and severance provisions. Details on the SERP benefit are provided in the narrative to the Pension Benefits Table and details of the severance provisions are located in the Potential Payments Upon Termination or Change-in-Control Table and narrative. The agreement was entered into to assist in retaining Mr. McClain, and to remain market competitive.

Additional Named Executive Officer Agreements

Messrs. Rude, Connolly, and Kump each have change-in-control agreements and general severance agreements. The change-in-control agreements require that there be both a change-in-control and a termination of employment under certain circumstances before benefits are paid. Details of the change-in-control agreements and severance agreements are located in the Potential Payments Upon Termination or Change-in-Control section below.

Timing of Compensation Decisions

Consistent with its historic practices, the Committee generally awards stock options/SARs and performance-accelerated restricted stock shares and determines annual incentives at its February meeting. The Committee considers what, if any, material non-public information exists at the time it approves equity award grants. As previously stated, base salary changes are made on an ad hoc basis, generally less frequently than on an annual basis.

Tax Matters

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a company for compensation in excess of one million dollars paid to a company’s CEO and each of the next four most highly compensated executive officers, except that qualifying performance based compensation that meets certain specified criteria is not subject to Section 162(m). While the Committee recognizes the importance of tax deductibility, it believes that it is critical to balance tax deductibility with ensuring that the Company’s programs are designed appropriately to recognize and reward executive performance. Thus, the Committee reviews tax consequences as well as other relevant considerations when making compensation decisions within the context of the overall operation of the Company’s compensation program and considers what actions should be taken, if any, to operate the compensation program in a tax-

effective manner. We are generally not able to deduct awards made under our AEIP, Stock Option and Restricted Stock plans.

Policy on Recovery of Awards

The Company currently has no policy with respect to recovery or the granting of additional awards when the performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce or increase the size of an award or payment. The Company has not had a restatement or adjustment of earnings that would have required an increase or reduction in the size of awards previously granted.

Summary Compensation Table—2006

Name and Principal Position	Salary	Bonus		Stock Awards(3-a)	Option Awards(3-b)	Non-Equity Incentive Plan Compensation	Change in Pension Value(4)	All Other Compensation(5)	Total
Wesley W. von Schack Chairman, President & Chief Executive Officer	$900,000	$0		$4,661,186	$1,056,049	$929,876	$1,069,117	$39,480	$8,655,708
Paul K. Connolly, Jr. Vice President and General Counsel	269,711	150,000	(2)	235,885	146,074	92,400	327,669	5,341	1,227,080
Robert E. Rude Senior Vice President And Chief Regulatory Officer	275,000	0		328,027	55,891	133,980	315,363	23,140	1,131,401
F. Michael McClain(1) Vice President-Finance, Treasurer & Chief Integration Officer	270,000	0		357,359	32,332	167,832	207,926	5,928	1,041,377
Robert D. Kump(1) Vice President-Controller & Chief Accounting Officer	250,038	0		165,452	74,968	121,800	40,958	22,919	676,135

(1)   On February 8, 2007, Mr. McClain was promoted to Senior Vice President and Chief Development and Integration Officer and Mr. Kump was promoted to Senior Vice President and Chief Financial Officer.

(2)   Represents a signing bonus paid to Mr. Connolly conditioned on his commencement of employment with the Company on January 1, 2006.

(3)   Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards granted in and prior to 2006 pursuant to the Company’s Restricted Stock Plan and 2000 Stock Option Plan, respectively. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in its Annual Report on Form 10-K for such period. The amounts for Messrs. von Schack, Connolly and McClain recognize that they are retirement-eligible and amounts are fully expensed in the year granted.

a)     In 2006, Mr. von Schack received a grant of $2,784,591 under the Company’s Restricted Stock Plan that was expensed and fully amortized; the balance expensed and percentage amortized in 2006 for grants made in 2004 and 2005 (previously reported in our proxy statements as compsensation received for those years) was $804,266 (35%) and $1,072,329 (36%), respectively.

Similarly, for the other named executive officers the amounts expensed and the percentage amortized in 2006 pursuant to the Company’s Restricted Stock Plan for grants made in 2004, 2005 and 2006, respectively, were (i) Mr. Rude were $49,858 (35%), $91,944 (36%) and $186,225 (50%), respectively; (ii) Mr. McClain were $49,858 (35%), $71,616 (36%), and $235,885 (100%), respectively; and (iii) Mr. Kump were $49,858 (35%), $71,616 (36%) and $43,979 (19%), respectively. For Mr. Connolly the amount expensed and the percentage amortized was $235,885 (100%) for a grant made in 2006.

b)     The amounts expensed in 2006 pursuant to the Company’s 2000 Stock Option Plan represents the estimated value using Black Scholes for the 2006 grant and the change in value from amounts previously reported in our proxy statement as compensation as of 12/31/05 to 12/31/06 using Black Scholes for all prior year grants. Those amounts for (i) Mr. von Schack for grants made in 1999, 2000, 2001, 2003, 2004, 2005 and 2006, respectively, were $38,514, $176,000, $302,000, $132,300, $180,900, $91,270 and $135,065, respectively; (ii) Mr. Rude for grants made in 1999, 2004, 2005 and 2006, respectively, were $7,703, $13,134, $8,042 and $27,013, respectively; (iii) Mr. McClain for grants made in 2004, 2005 and 2006, respectively, were $4,467, $8,042 and $19,823, respectively; and (iv) Mr. Kump for grants made in 1999, 2004, 2005 and 2006, respectively, were $7,703, $39,400, $8,042 and $19,823, respectively. For Mr. Connolly the amount expensed was $146,074 for grants made in 2006.

(4)   Reflects the increase in the actuarial present value in the accumulated pension benefits at December 31, 2005 and the accumulated pension benefits at December 31, 2006 of all defined benefit plans for each of the named executive officers.

(5)   Mr. von Schack received financial planning services, a club membership fee and tax reimbursements on the foregoing items of $12,206. Messrs. Rude and Kump also received financial planning services and tax reimbursements for such services.

Grants of Plan-Based Awards—2006

All Other
Option
									Awards:	Exercise	Closing
									Number of	or Base	Stock	Grant Date
			Estimated Possible Payouts Under			Estimated Future Payouts Under			Securities	Price of	Price on	Fair Value
		Date	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Underlying	Option	Date of	of Stock
	Grant	Action	Threshold	Target(5)	Maximum	Threshold	Target(6)	Maximum	Options	Awards	Grant(7)	and Option
Name	Date(1)	Taken	($)	($)	($)	(#)	(#)	(#)	(#)	($)	($)	Awards

Wesley W. von Schack				$900,000	$1,072,472	$1,800,000
	02/17/06	02/08/06	(2)				89,100	89,100				$2,212,353
	07/01/06	06/18/04	(3)				23,913	23,913				572,238
	02/17/06	02/08/06	(2)						75,000	$24.83	$25.08	229,500
Paul K. Connolly, Jr.				135,000	147,465	270,000
	02/17/06	02/08/06	(2)				9,500	9,500				235,885
	01/03/06	12/08/05	(4)						50,000	22.80	23.38	140,000
	02/17/06	02/08/06	(2)						11,000	24.83	25.08	33,660
Robert E. Rude				151,250	180,235	302,500
	02/17/06	02/08/06	(2)				15,000	15,000				372,450
	02/17/06	02/08/06	(2)						15,000	24.83	25.08	45,900
F. Michael McClain				121,500	144,784	243,000
	02/17/06	02/08/06	(2)				9,500	9,500				235,885
	02/17/06	02/08/06	(2)						11,000	24.83	25.08	33,660
Robert D. Kump				112,500	134,059	225,000
	02/17/06	02/08/06	(2)				9,500	9,500				235,885
	02/17/06	02/08/06	(2)						11,000	24.83	25.08	33,660

(1)   Pursuant to the Energy East 2000 Stock Option Plan, participants were granted options to purchase a specified number of shares of Energy East common stock at the exercise price specified. These options were granted in tandem with the same number of SARs and are for a term of ten years from the date of grant. See the discussion of stock options and SARs in the Long-term Incentive Program section of the Compensation Discussion and Analysis for information on this Plan.

Options and tandem SARs were granted on February 17, 2006 and the right to exercise vests in three installments as follows: (a) 33-1/3% vested February 17, 2006; (b) an additional 33-1/3% vested on January 1, 2007; and (c) the remaining 33-1/3% will vest on January 1, 2008.

Options and tandem SARs were granted on January 3, 2006 and the right to exercise vests in three installments as follows: (a) 33-1/3% vested on January 3, 2006; (b) an additional 33-1/3% vested on January 1, 2007; and (c) the remaining 33-1/3% will vest on January 1, 2008.

Pursuant to the Energy East Restricted Stock Plan, participants were granted restricted stock awards. See the discussion of performance-accelerated restricted stock in the Long-term Incentive Plan section of the Compensation Discussion and Analysis for information on this Plan.

(2)   Equity awards approved by the Compensation and Management Succession Committee on February 8, 2006 were granted on February 17, 2006 in order to allow shares to be purchased for treasury to make the restricted stock grants and for the grant of options and tandem SARs to coincide with the restricted stock grants.

(3)   In addition to the annual long-term incentive grants under the Stock Option and Restricted Stock Plans, Mr. von Schack’s employment agreement provides for awards of restricted stock beginning in 2005 through 2009, if he is an active employee on July 1 of each such year. The agreement provides for awards in the amount of 23,913 shares on July 1, 2006, 47,826 shares on July 1, 2007 and 2008, and 95,652 shares on July 1, 2009. These awards were provided to retain Mr. von Schack as CEO.

(4)   Mr. Connolly’s grant of stock option/tandem SARs was approved on December 8, 2005 by the Compensation and Management Succession Committee and was conditioned on his commencement of employment on January 3, 2006.

(5)   There is no target amount under the AEIP. The targets shown assume that earnings performance for 2006 was the same as in 2005 and that individual performance targets were achieved at the average level of achievement realized for 2005.

(6)   Performance-accelerated restricted shares.

(7)   Under the terms of our 2000 Stock Option Plan, the exercise price is based on the closing price of our common stock on the date prior to the grant date.

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
								Equity
								Incentive
								Plan Awards:
						Equity Incentive		Market or
						Plan Awards:		Payout Value
						Number of		of Unearned
	Number of	Number of				Unearned Shares,		Shares, Units
	Securities	Securities				Units or Other		or Other
	Underlying	Underlying				Rights		Rights
	Unexercised	Unexercised		Option	Option	That Have		That Have
	Options	Options		Exercise	Expiration	Not Vested		Not Vested
Name	Exercisable (#)	Unexercisable (#)		Price ($)	Date	(#)		($)
Wesley W. von Schack	200,000	0		$26.7188	02/19/09	35,340	(4)	$876,432
	200,000	0		23.0625	02/11/10	96,788	(5)	2,400,342
	200,000	0		20.1800	05/29/11	110,280	(6)	2,734,944
	70,000	0		19.1000	02/12/13	113,013	(7)	2,802,722
	270,000	0		23.8900	02/12/14
	90,430	45,215	(1)	26.2200	04/01/15
	25,000	50,000	(2)	24.8300	02/17/16
Paul K. Connolly, Jr.	16,666	33,334	(3)	22.8000	01/03/16	9,500	(7)	235,600
	3,666	7,334	(2)	24.8300	02/17/16
Robert E. Rude	40,000	0		26.7188	02/19/09	3,000	(4)	74,400
	6,667	0		23.8900	02/12/14	6,000	(5)	148,800
	16,667	0		25.1100	10/15/14	9,465	(6)	234,732
	7,974	3,988	(1)	26.2200	04/01/15	15,000	(7)	372,000
	5,000	10,000	(2)	24.8300	02/17/16
F. Michael McClain	6,667	0		23.8900	02/12/14	3,000	(4)	74,400
	7,974	3,988	(1)	26.2200	04/01/15	6,000	(5)	148,800
	3,666	7,334	(2)	24.8300	02/17/16	7,540	(6)	186,992
						9,500	(7)	235,600
Robert D. Kump	40,000	0		26.7188	02/19/09	3,000	(4)	74,400
	20,000	0		23.8900	02/12/14	6,000	(5)	148,800
	50,000	0		25.1100	10/15/14	7,540	(6)	186,992
	7,974	3,988	(1)	26.2200	04/01/15	9,500	(7)	235,600
	3,666	7,334	(2)	24.8300	02/17/16

(1)   33 1/3% of grant was unvested on December 31, 2006 and vested on January 1, 2007.

(2)   (a) 33 1/3% vested on grant date, February 17, 2006; (b) an additional 33 1/3% vested on January 1, 2007; and (c) the remaining 33 1/3% will vest on January 1, 2008.

(3)   (a) 33 1/3% vested on grant date, January 3, 2006; (b) an additional 33 1/3% vested on January 1, 2007; and (c) the remaining 33 1/3% will vest on January 1, 2008.

(4)   Restricted shares were unvested on December 31, 2006 and vested on January 1, 2007.

(5)   Restricted shares will vest on January 1, 2010, if not vested sooner under performance acceleration provisions.

(6)   Restricted shares will vest on January 1, 2011, if not vested sooner under performance acceleration provisions.

(7)   Restricted shares will vest on January 1, 2012, if not vested sooner under performance acceleration provisions.

Option Exercises and Stock Vested

The named executive officers did not exercise any options during 2006 and no restricted shares vested during 2006.

Pension Benefits

		Number of		Present Value	Payments
		Years Credited		of Accumulated	During Last
Name	Plan Name	Service (#)		Benefit ($)	Fiscal Year ($)
Wesley W. von Schack	NYSEG Retirement Benefit Plan	10.25		$400,594	$0
	Energy East ERISA Excess Plan	10.25		3,811,381	0
	Energy East Supplemental Executive Retirement Plan	40.00	(1)	17,975,413	0
Paul K. Connolly, Jr.	EEMC Cash Balance	1.00		13,200	0
	Energy East ERISA Excess Plan	1.00		3,300	0
	Energy East Supplemental Executive Retirement Plan	5.00	(2)	311,169	0
Robert E. Rude	NYSEG Retirement Benefit Plan	30.67		902,675	0
	Energy East ERISA Excess Plan	30.67		913,069	0
	Energy East Supplemental Executive Retirement Plan	30.67		709,722	0
F. Michael McClain	NYSEG Retirement Benefit Plan	8.83		262,120	0
	Energy East ERISA Excess Plan	8.83		285,479	0
	Energy East Supplemental Executive Retirement Plan	13.83	(3)	1,534,210	0
Robert D. Kump	NYSEG Retirement Benefit Plan	20.50		375,176	0
	Energy East ERISA Excess Plan	20.50		315,016	0
	Energy East Supplemental Executive Retirement Plan	20.50		371,604	0

(1)   Mr. von Schack’s employment agreement provides that, for purposes of the Company’s SERP, his pension benefit is calculated as if his total years of service are 40 years.

(2)   Mr. Connolly receives the greater of (i) his actual years of service, or (ii) 5 years of service under the Company’s SERP for both benefit accrual and vesting and retirement eligibility purposes.

(3)   Mr. McClain’s employment agreement provides that, for purposes of the Company’s SERP, his pension benefit is calculated as if his total years of service are 13.83 years.

Narrative to the Pension Benefits Table

Mr. von Schack’s employment agreement provides that if he retired from the Company after his sixtieth birthday, he would be credited with the maximum years of employment service for pension purposes. His agreement was amended in 2004 because the Company wanted to provide him with an incentive not to retire and to continue to guide the execution of the Company’s strategy . In order to retain him, his employment agreement was amended so that the amount of any lump sum payment to which he may be entitled under the SERP will be no less than the amount he would have been entitled to if he retired on May 1, 2004. His employment agreement provides that for purposes of determining his SERP benefit, his final average earnings will be based on his base salary at retirement plus the highest three-year average of Annual Executive Incentive Plan (AEIP) awards out of the last five years. The AEIP award is a factor in determining the SERP benefit because it is part of total compensation and is directly tied to performance. Including the AEIP in the calculation of the SERP benefit provides an additional incentive to maintain a high level of performance until retirement.

The additional service credits provided to Mr. McClain and Mr. Connolly were provided as part of their compensation packages at the time they were initially hired by the Company and were provided as an inducement to secure the services of these two executives.

Named executive officers of Energy East participate in various qualified pension plans as shown below. Qualified pension plans are offered to virtually all employees as part of a market competitive compensation package. The qualified pension plans are noncontributory, tax-qualified defined benefit plans and are funded under trust arrangements and, in some cases, insurance contract(s). Amounts contributed by the Company into the qualified pension plan trusts are computed on an actuarial basis.

Qualified Plans.

The Retirement Benefit Plan for Employees of New York State Electric & Gas Corporation (“NYSEG Retirement Plan”) provides qualified retirement benefits for hourly and salaried employees, the named executive officers of the Company and certain of its affiliates, based on length of service and average earnings (including performance-based awards paid beginning in 2002 for salaried employees) for the five highest paid consecutive years during last 10 years of employment service. The NYSEG Retirement Plan provides normal retirement benefits at age 65, unreduced early retirement benefits at age 60, and reduced early retirement benefits at age 55 with 10 years of service. For participants terminating before eligibility for retirement, the plan pays a deferred to age 65 benefit under the plan formula. Participants may elect to receive a lump sum distribution of their deferred to age 65 benefit at any time after terminating with five or more years of service. The plan formula for salaried employees is shown below:

The sum of:

•  1.37% of the first $10,000 of average earnings plus 1.65% of the average earnings in excess of $10,000 multiplied by years of credited service up to 35 years; and 1% of average earnings multiplied by credited service in excess of 35 years but not exceeding 40 years.

•  For participants who retire on or after age 55 with 10 years of service but before age 60, benefits paid from the plan are reduced 3% each year that actual age at retirement precedes age 60.

The NYSEG Retirement Plan pays benefits in an annuity form or as a lump sum at the election of the participant. The lump sum is based on a deferred to age 65 benefit and does not include any early retirement enhancements. The following company executives participate in the NYSEG Retirement Plan and their current eligibility for benefits is as follows:  Mr. von Schack is eligible for unreduced retirement; Messrs. Rude, McClain and Kump are eligible for a deferred to age 65 benefit.

The Energy East Management Corporation (EEMC) Cash Balance Plan for Employees of Energy East Management Corporation (“EEMC Cash Balance Plan”) provides retirement benefits for salaried employees, including officers of the Company, with pay credits equal to a percentage of each year’s earnings (including performance based bonuses) which is accumulated with interest throughout the employees’ period of employment service. The pay and interest credits are described below:

•       Pay Credits 6% of earnings credited each December 31, or the last day of the month prior to date of severance.

•       Interest Credit–Interest at the average of the 30-year Treasury Bond yields for the month of November of the prior year, credited each December 31, or the last day of the month prior to benefit commencement. Interest Credits are applied prior to the allocation of Pay Credits each year.

The EEMC Cash Balance Plan provides for normal retirement benefits at age 65. Participants may elect to commence reduced benefits after 5 years of service. The EEMC Cash Balance Plan pays benefits in an annuity form or as a lump sum at the election of the participant. Mr. Connolly participates in the EEMC Cash Balance Plan but is not currently eligible for benefits.

Non-Qualified Plans.

The Energy East Excess Plan (“Excess Plan”) provides that all nonunion employees, including the named executive officers of the Company and senior executives of certain of its subsidiaries who have completed five years of service, shall receive the benefits of the tax-qualified benefit plan in which they participate without regard to any compensation and benefit limitations imposed by the federal tax law. The specific purpose of the Excess Plan is to restore benefits that would have been paid to the named executive officers if the IRS limits were not in effect. The Excess Plan pays benefits, upon termination with five years of service, in the form of a lump sum equal to the present value of the annual retirement benefit determined under the tax-qualified benefit plan formula without regard to any compensation and benefit limitations offset by benefits payable from the tax-qualified plan and according to the retirement eligibility and early retirement reduction provisions of those plans. The present value of the annual retirement benefit is based on the annual rate of interest on 30-year U.S. Treasury securities as of the last day of the plan year preceding the date of the distribution to an officer due to termination or retirement and the mortality table prescribed by the U.S. Treasury Department. The following Company named executive officers participate in the Excess Plan and their current eligibility for benefits as follows:  Mr. von Schack is eligible for unreduced retirement; Messrs. Rude,  McClain and Kump are eligible for a deferred to age 65 benefit. Mr. Connolly is not currently eligible for benefits.

The Energy East Supplemental Executive Retirement Plan (“SERP”) provides that key employees, including the named executive officers of the Company and senior executives of certain of its subsidiaries, who have completed five years of service, and who retire at age 55 or later, shall receive a total retirement benefit (including benefits under a company-sponsored tax-qualified benefit plan, Excess Plan, and Social Security), based on years of service of up to 75% of the average of their highest three consecutive years of eligible compensation (including base pay plus AEIP awards) within the last five years of employment (defined as “Final Average Compensation”). The benefit formula is shown below:

The sum of:

•       3% of Final Average Compensation for each year of service up to 15 years; and

•       1.2% of Final Average Pay Compensation for service in excess of 15 years (maximum 75%)

Offset by:

•       Qualified plan benefits and Social Security.

Normal retirement benefits are payable at age 65. No benefits are payable for termination prior to early retirement eligibility (age 55 with five years of service). Benefits payable prior to age 60 are reduced 3% per year. The SERP pays benefits in the form of a lump sum equal to the present value of the annual retirement benefit determined under the plan formula. The present value of the annual retirement benefit is based on the annual rate of interest on 30-year U.S. Treasury securities as of the last day of the plan year preceding the date of the distribution to the officer due to termination or retirement and the mortality table prescribed by the U.S. Treasury Department. The following Company named executive officers participate in the SERP and their current eligibility for benefits are as follows: Messrs. von Schack and  Connolly are eligible for unreduced retirement; Mr. McClain is eligible for early retirement; Messrs. Rude and Kump are not currently eligible for benefits.

Potential Payments Upon Termination or Change-in-Control

The named executive officers are entitled to certain post-employment termination payments pursuant to agreements that they have with the Company. The following narrative explains the potential post-employment termination payments pursuant to these agreements.

At Mr. von Schack’s suggestion, his employment agreement was amended in December, 2006, to eliminate: (i) eligibility for continued participation in the Company’s health and welfare benefit plans after termination of employment as required by the American Jobs Creation Act of 2004; and (ii) certain provisions relating to severance pay and payments of excise and income taxes on a change-in-control.

Mr. McClain’s employment agreement provides that, if his employment is terminated by the Company other than for cause or disability or by him for good reason, he will receive a lump sum payment equal to: (i) his base salary at the rate in effect at the time of termination for the remainder of the term of the employment agreement; (ii) the value of incentive compensation for the remainder of the term of the employment agreement, calculated on the basis of the value of short-term incentive compensation paid to him in the most recently completed fiscal year and the value of any long-term incentive compensation awards determined on the projected target value of the awards; (iii) the value of continued participation in all employee welfare plans (with the exception of the medical plan); (iv) reimbursement for outplacement services of $10,000; and (v) the value of the fringe benefits that he would have received through the term of the employment agreement. This payment will not be made to Mr. McClain until six months after his employment is terminated. In addition, Mr. McClain will receive an additional age and service credit under the SERP for the remainder of the term of the employment agreement. To insure that he receives the full value of his severance benefits in the event of a change-in-control, in the event that any payments made under the agreement or otherwise would subject him to federal excise tax, as an excess parachute payment, Mr. McClain is entitled to be made whole for the payment of any such taxes, including any income tax due as a result of payments to Mr. McClain to pay such federal excise tax. The agreement was amended in February 2007 to: (i) provide for a lump sum severance payment rather than continuation of salary and benefits for the term of the agreement; (ii) make certain changes required by the American Jobs Creation Act of 2004 relating to the timing of severance payments; and (iii) eliminate eligibility for continued participation in the Company’s health and welfare benefit plans after termination of employment.

Messrs. Connolly, Rude and Kump each have change-in-control agreements and general severance agreements. General severance is provided in the Employee Invention and Confidentiality Agreement. The change-in-control agreements provide for certain payments if, generally, within two years following a change in control of the Company, the individual’s employment is terminated either by the Company without cause or by the individual for good reason. These agreements were amended in February 2007 to: (i) make certain changes required by the American Jobs Creation Act of 2004 relating to the timing of severance payments; and (ii) eliminate the individual’s eligibility for continued participation in the Company’s health and welfare benefit plans after termination of employment. The change-in-control agreements have terms ending on December 31, 2007, with automatic one-year extensions unless either party to an agreement gives notice that the agreement is not to be extended. The benefits consist of a lump-sum severance payment equal to two times the sum of: (i) the individual’s then annual base salary; and (ii) the higher of any award paid to the individual under the AEIP with respect to the year immediately preceding the year in which the termination occurs or the average of the AEIP awards paid to the individual in the three years preceding the year in which the change-in-control occurs. This payment will not be made to the individual until six months after his employment is terminated. The individual will also receive a lump sum payment equal to the value of the health and welfare benefit plans for twenty-four months and reimbursement for outplacement counseling up to a maximum of 5% of base salary. This lump sum payment will not be made until six months after termination of employment. In addition, the individual will receive an amount equal to all earned but unpaid awards under the AEIP and a pro rata portion of any award under the AEIP at the threshold level with respect to the year in which the termination occurs, provided, however, that there shall be no duplication of payments made pursuant to his agreement and the AEIP. Also, in the event of such termination, the individual will receive an additional two years of age and service credit under the SERP.

To insure that these individuals receive the full value of their severance benefits in the event of a change-in-control, in the event that any payments made under the agreement or otherwise would subject the individual to federal excise tax, as an excess parachute payment, Messrs. Connolly, Rude and Kump are entitled to be made whole for the payment of any such taxes, including any income tax due as a result of payments to the individuals to pay such federal excise tax.

In Messrs. Connolly, Rude and Kump’s change-in-control agreements, a change-in-control of the Company shall be deemed to have occurred: (i) if a person acquires beneficial ownership of 25% or more of the combined voting power of the then outstanding shares of its common stock entitled to vote in the election of directors; (ii) if during any 2 consecutive years, a change occurs in the composition of the Board such that the incumbent directors (as defined in the agreement) at the beginning of the period cease for any reason to constitute at least a majority of the Board; or (iii) a merger or consolidation of the Company is consummated, excluding transactions pursuant to which: (x) persons who beneficially own 75 % or more of  the combined voting power of the then outstanding shares of its common stock entitled to vote in the election of directors immediately prior to the transaction, continue  to own substantially the same amount of stock after the transaction is completed; or (y) the Company is recapitalized  and after the completion of the transaction, no person, other than the Company, its affiliates or employee benefit plans own more than 50% of  the combined voting power of the then outstanding shares of its common stock entitled to vote in the election of directors; or (iv) the shareholders of the Company approve a complete liquidation or a plan for the disposition of substantially all of the assets of the Company.

Messrs. Connolly, Rude, and Kump also have Employee Invention and Confidentiality Agreements. These Employee Invention and Confidentiality Agreements were amended in February 2007 to: (i) provide for a lump sum severance payment rather than continuation of salary and benefits for the term of the agreement; and (ii) make certain changes required by the American Jobs Creation Act of 2004 relating to the timing of severance payments. The Employee Invention and Confidentiality Agreements provide that, so long as they are not entitled to receive payments under their change-in-control agreements, these three named executive officers are entitled to a lump sum payment on termination from employment (voluntary or involuntary) equal to: (i) one year’s base salary, and (ii) the value of certain health insurance premiums for one year. This lump sum payment will not be made until six months after termination from employment.

Under the Employee Invention and Confidentiality Agreement Messrs. Connolly, Rude and Kump may not disclose confidential information about the Company or its subsidiaries to any other person or entity. On termination from employment the individuals, for a period of 12 months following the termination, may not be employed by or render any services to a major competitor of the Company within the states of New York, New Jersey, Pennsylvania, Connecticut, Maine, Maryland, Massachusetts,

New Hampshire, Rhode Island and Vermont. In exchange for severance benefits, the individuals may not disclose confidential information about the Company or its subsidiaries to any other person or entity, and for a 12 month period, may not be employed by or render any services to a major competitor of the Company. These agreements were amended in February of 2007 to make the following changes with regard to the severance benefit: (i) provide for a lump sum payment equal to one years base salary (rather than continuation of monthly salary), and (ii) to make certain changes required by the American Jobs Creation Act of 2004, relating to the timing of severance payments. These agreements were entered into to prevent confidential Company information from being publicly revealed.

In addition to the potential post-employment termination payments under the agreements the named executive officers have with the Company under the terms of the Energy East Supplemental Executive Retirement Plan, Messrs. Rude and Kump, who are not already eligible for benefits under the SERP, become eligible for such benefits on a change-in-control. As described above, the Committee also has the authority to accelerate vesting under both the Energy East Stock Option Plan and the Energy East Restricted Stock Plan in the event of a change-in-control.

The following table provides a summary of the potential post-employment termination payments as of December 31, 2006 for the named executive officers.

Name	Benefit	Voluntary	For Cause	Without Cause	Death	Disability	Change in Control
Wesley W. von Schack	Severance Payment	$0	$0	$0	$0	$0	$0
	Restricted Stock	8,814,441	0	8,814,441	8,814,441	8,814,441	8,814,441
	Stock Options	0	0	0	0	0	0
	Pension Plan–Non-Qualified	21,786,794	21,786,794	21,786,794	19,801,453	21,786,794	21,786,794
	Health and Welfare	0	0	0	0	0	0
	Financial Planning Services	0	0	0	0	0	0
	Outplacement Services	0	0	0	0	0	0
	Subtotal	30,601,235	21,786,794	30,601,235	28,615,894	30,601,235	30,601,235
	Gross-up On Excise Tax on Amount Over 280G Limit	0	0	0	0	0	0
	Total	30,601,235	21,786,794	30,601,235	28,615,894	30,601,235	30,601,235
Paul K. Connolly, Jr.	Severance Payment	275,000	275,000	275,000	0	0	797,500
	Restricted Stock	235,600	0	235,600	235,600	235,600	235,600
	Stock Options	0	0	0	0	0	66,668
	Pension Plan–Non-Qualified	311,467	311,467	311,467	152,871	311,467	486,644
	Health and Welfare	9,808	9,808	9,808	0	9,808	14,096
	Financial Planning Services	0	0	0	0	0	0
	Outplacement Services	0	0	0	0	0	10,000
	Subtotal	831,875	596,275	831,875	388,471	556,875	1,610,508
	Gross-up On Excise Tax on Amount Over 280G Limit	0	0	0	0	0	423,432
	Total	831,875	596,275	831,875	388,471	556,875	2,033,940
Robert E. Rude	Severance Payment	275,000	275,000	275,000	0	0	957,008
	Restricted Stock	0	0	829,932	829,932	829,932	829,932
	Stock Options	0	0	0	0	0	0
	Pension Plan–Non-Qualified	666,101	666,101	666,101	554,309	666,101	2,839,756
	Health and Welfare	13,282	13,282	13,282	0	13,282	20,912
	Financial Planning Services	0	0	0	0	0	0
	Outplacement Services	0	0	0	0	0	10,000
	Subtotal	954,383	954,383	1,784,315	1,384,241	1,509,315	4,657,608
	Gross-up On Excise Tax on Amount Over 280G Limit	0	0	0	0	0	1,259,981
	Total	954,383	954,383	1,784,315	1,384,241	1,509,315	5,917,589
F. Michael McClain	Severance Payment	0	0	1,364,040	0	0	1,364,040
	Restricted Stock	645,792	0	645,792	645,792	645,792	645,792
	Stock Options	0	0	0	0	0	0
	Pension Plan–Non-Qualified	2,084,992	2,084,992	2,313,415	1,019,172	2,084,992	2,313,415
	Health and Welfare	0	0	8,325	0	0	8,325
	Financial Planning Services	0	0	0	0	0	0
	Outplacement Services	0	0	10,000	0	0	10,000
	Subtotal	2,730,784	2,084,992	4,341,572	1,664,964	2,730,784	4,341,572
	Gross-up On Excise Tax on Amount Over 280G Limit	0	0	0	0	0	797,540
	Total	2,730,784	2,084,992	4,341,572	1,664,964	2,730,784	5,139,112
Robert D. Kump	Severance Payment	250,000	250,000	250,000	0	0	833,000
	Restricted Stock	0	0	645,792	645,792	645,792	645,792
	Stock Options	0	0	0	0	0	0
	Pension Plan–Non-Qualified	249,821	249,821	249,821	311,310	249,821	1,391,367
	Health and Welfare	14,257	14,257	14,257	0	14,257	20,380
	Financial Planning Services	0	0	0	0	0	0
	Outplacement Services	0	0	0	0	0	10,000
	Subtotal	514,078	514,078	1,159,870	957,102	909,870	2,900,539
	Gross-up On Excise Tax on Amount Over 280G Limit	0	0	0	0	0	918,371
	Total	514,078	514,078	1,159,870	957,102	909,870	3,818,910

Directors’ Compensation

Compensation for services to the Company and its subsidiaries for 2006 of the non-employee directors who served in such capacities on December 31, 2006, was:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
James H. Brandi	$39,044	$29,781	$12,229	$81,054
John T. Cardis	56,939	48,621	13,993	119,553
Joseph J. Castiglia	63,785	48,621	0	112,406
Lois B. DeFleur	61,685	48,621	16,921	127,227
G. Jean Howard	56,039	48,621	13,150	117,810
David M. Jagger	60,539	48,621	13,150	122,310
Seth A. Kaplan	54,039	48,621	13,993	116,653
Ben E. Lynch	69,849	48,621	16,921	135,391
Peter J. Moynihan	60,339	48,621	14,878	123,838
Walter G. Rich	62,085	48,621	14,878	125,584

(1)          The directors of the Company, other than officers of the Company or officers of any of its subsidiaries, receive an annual retainer of $32,000, plus $1,500 for attending each Board, committee, and other meetings as requested by the Board or a committee or the Chairman. The Chairperson of each standing committee, other than the Audit Committee, receives compensation of $5,000 per annum for serving as Chairperson of such committee. The Chairperson of the Audit Committee receives compensation of $10,000 per annum. Prior to June 2006, the directors of the Company received an annual retainer of $22,000, plus $1,300 for each Board and committee meeting attended (other than members of the Audit Committee, who received $1,500 for each Audit Committee meeting attended); the Chairperson of each standing committee, other than the Audit Committee, received compensation of $3,500 per annum for serving as Chairperson of such committee; and the Chairperson of the Audit Committee received compensation of $7,500 per annum for serving as Chairperson of such committee.

New directors and directors assuming new responsibilities receive an orientation fee of $500 for attendance at formal, scheduled meetings with officers of the Company or its subsidiaries for the purpose of enhancing their knowledge of the Company and its business, operations or finances and enhancing their ability to perform new responsibilities. Under the terms of the Deferred Compensation Plan for Directors, directors may elect to defer a portion or all of their compensation. Such deferred compensation, together with interest thereon, is payable in a lump sum or over a period of years following retirement as a director. The Company does not provide pension benefits to directors for service on the Board.

(2)          Pursuant to the Director Share Plan, persons who are non-employee directors are eligible for certain payments to be paid upon their ceasing to serve as directors of the Company. On each January 1, April 1, July 1, and October 1, all non-employee directors receive 625 share equivalent units pursuant to the Director Share Plan. Such units earn dividend equivalents in the form of additional share equivalent units. Upon a director ceasing to serve as a director of the Company, cash payments representing the value of the share equivalent units held by the director are to be made to the director. The value of the share equivalent units is determined by multiplying the number of units by the average of the daily closing prices of the Company’s common stock for the five trading days preceding the date the director ceases to serve as a director. Under the terms of the Deferred Compensation Plan for the Director Share Plan, a director may defer a portion or all of the cash payment to be made under the Director Share Plan over a period of years following the director’s ceasing to serve as a director.

As of December 31, 2006, the aggregate share equivalent units held by the non-employee directors are as follows: Mr. Brandi, 1,273; Mr. Cardis, 3,395; Mr. Castiglia, 22,026; Dr. DeFleur, 22,026; Ms. Howard, 8,497; Mr. Jagger, 12,102; Mr. Kaplan, 3,395; Mr. Lynch, 32,428; Mr. Moynihan, 12,102; and Mr. Rich, 17,778. These share equivalent units for each director are not included in the Security Ownership Table on page 12.

(3)          The Company has a Charitable Giving Program to promote the Company’s giving to charitable organizations located within the states in which our subsidiaries operate. Under the program, upon a director’s death, the Company will donate up to an aggregate of $250,000 over a ten-year period to up to two qualifying charitable organizations designated by the director, with at least 50% of such future donations to be made to charitable organizations that are located in a state in which one of its subsidiaries operates. The Company funds the donations principally by obtaining life insurance policies on the participating directors and the premiums on these policies are reflected as “other compensation”. There is no financial benefit to directors as the Company is the owner and beneficiary of the policies. The program is not expected to result in any material cost to the Company as the cost of the life insurance premiums is partially offset by the tax deductions taken by the Company for all charitable contributions.

Independent Registered Public Accounting Firm

During 2006, PricewaterhouseCoopers LLP, in addition to performing audit services, performed certain audit-related and other services for the Company. The Audit Committee has considered the possible effect that the performance of such audit-related and other services has on PricewaterhouseCoopers’ independence. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of stockholders and will have an opportunity to make a statement if they choose to do so. They will also be available to answer questions you may have. The following fees were paid to PricewaterhouseCoopers LLP during 2006 and 2005:

Audit Fees

Aggregate fees billed for professional services rendered for (i) audits of the Company’s and its subsidiaries’ annual financial statements and the Company’s internal control over financial reporting, (ii) interim reviews of the Company’s and certain of its subsidiaries’ financial statements and (iii) services in connection with the Company’s or certain of its subsidiaries’ issuances of securities were $5,363,000 for 2006 and $4,686,100 for 2005.

Audit-Related Fees

Aggregate fees billed for assurance and services related to the performance of the audit of the Company and certain subsidiaries were $2,000 for 2006 and $22,000 for 2005, and consisted of:

	2006	2005
Benefit Plan Audits	$0	$20,000
Agreed-upon Procedures Letters	$2,000	$2,000

Tax Fees

Aggregate fees billed for professional tax services related to compliance and refunds were $173,000 for 2006 and $331,200 for 2005.

All Other Fees

All Other Fees consisted of licensing fees of $1,500 for 2006 and $3,000 for 2005 for use of accounting research software.

The Audit Committee has not adopted preapproval policies or procedures, although its Charter permits it to do so. In addition, none of the services described above were approved under a “de minimis” service exception.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007
(Item 2 on proxy card)

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007. Although stockholder approval of the Audit Committee’s appointment is not required by law, the Board of Directors believes that it is good corporate governance to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection.

Even if the appointment is ratified, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such a change would be in the Company’s and its stockholders’ best interests.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

Deadline For Stockholder Proposals

For a stockholder proposal to be considered for inclusion in our proxy statement and form of proxy for the 2008 Annual Meeting, it must be received in writing by the Company’s Vice President- General Counsel at 52 Farm View Drive, New Gloucester, Maine 04260 by December 27, 2007. The Company’s By-Laws require a stockholder proposal be notarized. As discussed above, the Nominating and Corporate Governance Committee will consider nominations made by stockholders. In addition, under the Company’s By-Laws if, at a meeting of stockholders, you wish to nominate candidates for election to the Board of Directors or if you wish to bring any matter before the 2008 Annual Meeting (other than those matters included in the Company’s proxy material), you must notify the Vice President-General Counsel in writing no later than March 16, 2008, and no earlier than February 15, 2008. The notice must be notarized and also contain: (a) in the case of a nomination for election to the Board of Directors, the consent of the nominee and certain information concerning the proposed nominee, or, in the case of business to be brought before the meeting, a brief description of such business and the reasons for conducting the business at the meeting, (b) the stockholder’s name and record address, (c) the class and number of shares of the Companys’ common stock that are owned by the stockholder, (d) a description of any arrangement between the stockholder, the proposed nominee and any other person or any arrangement between the stockholder and any other person in connection with the proposal of such business by the stockholder, and a description of any material interest of such stockholder in the business to be brought before the meeting, and (e) a representation that the stockholder intends to appear in person or by proxy to nominate such person or present such business before the meeting.

Securities and Exchange Commission regulations permit the Company to exercise discretionary voting authority to vote on a matter brought before the annual meeting that is not included in its proxy statement if it does not have notice of the matter between 90 days and 120 days prior to the anniversary date of the prior year’s annual meeting. In addition, the Company may exercise discretionary voting authority if it receives timely notice of a matter (as described in the preceding sentence) and if it describes the nature of such matter and how it intends to vote on such matter in the proxy statement. Accordingly, any such notice must be received by the Company’s Vice President- General Counsel in writing no later than March 16, 2008, and no earlier than February 15, 2008.

Householding of Annual Meeting Materials

We are sending only one copy of the annual report and proxy statement to stockholders who share the same last name and address unless they have notified the Company that they wish to continue receiving multiple copies. This method of delivery, known as “householding” will help ensure stockholder households do not receive multiple copies of the same document and will reduce the Company’s printing and postage costs.

If you are receiving multiple copies of the annual report and proxy statement at your household and would prefer to receive a single copy of these materials, or if you wish to revoke your householding election, please contact Mellon Investor Services, by telephone at 1-800-542-7480 or via the Internet at www.melloninvestor.com.

If a broker or other recordholder holds your Energy East shares, please contact such broker or other recordholder directly if you have questions, require additional copies of the proxy statement or annual report, or wish to receive multiple reports by revoking your consent to householding.

Other Matters

The Company does not know of any other matters of business to be presented for action at the meeting. However, the enclosed form of proxy will confer discretionary authority for the transacting of any such other and further business if properly brought before the meeting or any adjournment thereof. If any such business is so brought before the meeting, the persons named in the enclosed form of proxy, or their substitutes, will vote according to their discretion.

The proxy is revocable by you at any time before the exercise thereof, and the giving of such proxy will not affect your right to vote in person, should you later find it convenient to attend the meeting.

State law requires the Company to inform stockholders of the initiation or renewal of insurance indemnifying itself and its officers and directors. That insurance, which is carried with Associated Electric & Gas Insurance Services Limited (AEGIS), Energy Insurance Mutual Limited (EIM), Zurich American Insurance Company, XL Insurance (Bermuda) Ltd. and Allied World Assurance Company, has been renewed through April 28, 2007, at an annualized gross rated premium of $3,141,568. In addition, the Pension Trust Liability Insurance, which is carried with Chubb Insurance Company, American International Group, AEGIS, EIM, Zurich American Insurance Company, RLI Corp. and AXIS Specialty Insurance Co., covering the Company, its subsidiaries and its directors and those officers considered fiduciaries under the Employee Retirement Income Security Act of 1974, has been renewed through December 1, 2007, at a premium of $672,416.

Cost of Solicitation

The accompanying proxy is solicited on behalf of the Board of Directors. The costs of this solicitation, including reimbursement of charges of brokerage houses and others for their expenses in forwarding proxy materials to beneficial owners of stock, will be paid by the Company. In addition, the Company or its subsidiaries’ directors, officers, and employees may solicit proxies by telephone, telegram, or in person, without additional compensation. The Company has retained Innisfree M&A to aid in the solicitation of proxies at a fee of approximately $12,000, plus reimbursement of out-of-pocket expenses incurred by that firm on the Company’s behalf.

By Order of the Board of Directors,
Paul K. Connolly, Jr.
Vice President–General Counsel
Dated: April 25, 2007

Please Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1.	Election of directors, as provided in the Company’s Proxy Statement.	FOR ALL Nominees listed	WITHHOLD AUTHORITY to vote for all Nominees listed	2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

		☐	☐

01 James H. Brandi

02 John T. Cardis

03 Thomas B. Hogan, Jr.

04 G. Jean Howard

05 David M. Jagger

06 Seth A. Kaplan

07 Ben E. Lynch

08 Peter J. Moynihan

09 Patricia M. Nazemetz

10 Walter G. Rich

11 Wesley W. von Schack

The undersigned hereby revokes any other proxy to vote at such Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereof, said proxies are authorized to vote in accordance with their best judgement.

		(Instructions: TO WITHHOLD AUTHORITY to vote for any individual nominee, print that nominee’s name on the line provided below.)

NOTE: This proxy should be marked, dated and signed by the stockholder(s) exactly as his/her name appears hereon, and returned promptly in the enclosed envelope. Persons signing as a fiduciary should so indicate. If shares are held by joint tenants or as community property, both must sign.

Signature	Date
IMPORTANT: Please sign exactly as your name appears elsewhere on this proxy card.
Detach here from proxy voting card

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting are available through 11:59 PM EST the day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/eas	OR	Telephone 1-866-540-5760	OR	Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

This proxy is solicited on behalf of the Board of Directors of

ENERGY EAST CORPORATION

Annual Meeting of Stockholders

The undersigned appoints P. K. Connolly, Jr., R. D. Kump, R. E. Rude, or any one or more of them, with power of substitution, proxies of the undersigned, to vote, as specified below, and in their discretion with respect to any other business properly brought before the meeting, all shares of stock of Energy East Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held on June 14, 2007, and at any adjournment thereof.

This proxy, when properly executed, will be voted as directed, or if no contrary direction is indicated, will be voted FOR all the proposals and as said proxies shall deem advisable on such other business as may come before the meeting.

(Continued and to be signed on the other side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

Detach here from proxy voting card.